EXHIBIT 99.1
PRESS RELEASE

EMCORE Corporation Names Christopher Larocca Chief Operating Officer

Albuquerque, NM, June 4, 2009 – EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the fiber optic and solar power markets announced today that Christopher M. Larocca has been named Chief Operating Officer of the Company.  Mr. Larocca will report to EMCORE’s President and Chief Executive Officer, Dr. Hong Q. Hou.

Mr. Larocca joined the Company in 2004 as Senior Director of Business Development and Product Strategy.  Prior to his appointment to Chief Operating Officer, Mr. Larocca served as Executive Vice President and General Manager of EMCORE’s Photovoltaic business.  He previously served as Vice President of GELcore, a solid-state lighting joint venture between EMCORE Corporation and General Electric. Prior to joining GELcore, Mr. Larocca held a variety of commercial and Six Sigma roles within General Electric’s Lighting division. Mr. Larocca holds a Bachelor of Science degree in Civil Engineering from Clemson University and a Master degree in Business Administration from the University of Southern California.

"During Mr. Larocca’s eight year tenure with EMCORE, and its joint venture with GE, he has been an invaluable contributor across several of our business units," stated Dr. Hou. "He has a proven track record of strong leadership, significant operational successes and is a sound strategic thinker.  Mr. Larocca’s contributions have proven to be critical in helping position the Company into several new markets and I look forward to continuing to work with him in his new role.”

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor- based products for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Contact:
EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 323-3417
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com